Exhibit 3.137

ARTICLES OF INCORPORATION

OF

DISCOVERY CLINICAL RESEARCH, INC.

ARTICLE I – NAME

The name of this corporation is DISCOVERY CLINICAL RESEARCH, INC. (the “Corporation”).

ARTICLE II – TERM

The corporate existence of the Corporation shall be perpetual, unless and until terminated pursuant to Florida law.

ARTICLE III – PURPOSE

The Corporation is organized for the purpose of transacting any or all lawful business for corporations organized under the Florida Business Corporation Act of the State of Florida.

ARTICLE IV – PRINCIPAL OFFICE ADDRESS

The mailing and street address of the principal office of this Corporation, unless and until relocated, is 1613 North Harrison Parkway, Suite 200, Sunrise, Florida 33323.

ARTICLE V – CAPITAL STOCK

The aggregate number of shares which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $.01 per share.

ARTICLE VI – REGISTERED AGENT

AND REGISTERED OFFICE

The mailing and street address of the initial registered office of this Corporation is 1200 South Pine Island Road, Plantation, Florida 33324; and the name of the initial registered agent of this Corporation at that address is CT Corporation System.

ARTICLE VII – INITIAL BOARD OF DIRECTORS

The Corporation shall have two (2) initial directors. The number of directors may be either increased or decreased from time to time as provided in the Corporation’s Bylaws, but shall never be less than one (1). The names and addresses of the initial directors of this Corporation are:

Jay A. Martus

1613 North Harrison Parkway, Suite 200

Sunrise, FL 33323

Mark Penkhus

1613 North Harrison Parkway, Suite 200

Sunrise, FL 33323

ARTICLE VIII – INCORPORATOR

The name and address of the person signing these Articles of Incorporation is:

Jillian E. Marcus, Esq.

1613 North Harrison Parkway, Suite 200

Sunrise, FL 33323

IN WITNESS WHEREOF, the undersigned Incorporator has executed these Articles of Incorporation this 23rd day of April, 2004.

/s/ Jillian E. Marcus
Jillian E. Marcus, Esq., Incorporator

CERTIFICATE DESIGNATING THE ADDRESS

AND AN AGENT UPON WHOM PROCESS MAY BE SERVED

W I T N E S S E T H:

That DISCOVERY CLINICAL RESEARCH, INC. (the “Corporation”), desiring to organize under the laws of the State of Florida, has named CT CORPORATION SYSTEM as its agent to accept service of process within this state.

CT Corporation System

1200 South Pine Island Road

Plantation, Florida 33324

ACKNOWLEDGMENT:

Having been named to accept service of process for the Corporation, at the place designated in this Certificate, CT Corporation System hereby agrees to act in this capacity, and further, agrees to comply with the provisions of all statutes relative to the proper and complete performance of my duties, and accepts the duties and obligations of Section 607.0505, Florida Statutes.

Dated this 26th day of April, 2004.

CT CORPORATION SYSTEM

By:	/s/ Barbara A. Burke
Barbara A. Burke
Special Assistant Secretary